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Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Home Health Corporation of America, Inc. (the "Company") on Form S-8 of our report dated August 29, 1997, except for Note 13, for which the date is September 26, 1997, on our audits of the consolidated financial statements and financial statement schedule of the Company as of June 30, 1996 and 1997, and for each of the three years in the period ended June 30, 1997, which report is included in this Annual Report on Form 10-K.



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 26, 1997